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                                   EXHIBIT 12

                              COMPUTATION OF RATIOS
                                 (in thousands)

                                                                                     September 30,
                                                                            1998          1997         1996
                                                                            ----          ----         ----
Income from continuing operations before income taxes                     $40,740       $14,931      $ 7,353

Fixed charges                                                              17,464         5,273          872
                                                                           ------        ------       ------

Total                                                                     $58,204       $20,204      $ 8,225


Earnings to fixed charges(1)                                                 3.33          3.83         9.43


(1) Calculated by dividing income from continuing operations before income taxes, extraordinary gains and cumulative effect of a change in accounting principle plus fixed charges by fixed charges. Fixed charges represent total interest expense, including amortization of debt expense and discount relating to indebtedness.